Comparison of change in value of $10,000 investment in Dreyfus A Bonds Plus, Inc.
and the Lehman Brothers Aggregate Bond Index

EXHIBIT A:

                             Lehman
                            Brothers
                                Dreyfus Aggregate
               A Bonds        Bond
  PERIOD     Plus, Inc.     Index *

  3/31/91      10,000        10,000
  3/31/92      11,375        11,141
  3/31/93      13,319        12,622
  3/31/94      13,731        12,921
  3/31/95      14,144        13,566
  3/31/96      15,858        15,029
  3/31/97      16,472        15,767
  3/31/98      18,481        17,658
  3/31/99      18,861        18,804
  3/31/00      19,586        19,155
  3/31/01      21,535        21,556

*Source: Lipper Inc.